Exhibit 99.1

Press Release

For Immediate Release

Contacts: David Morris
Interim President and CEO
CFO
(714) 670-2488

RBB Bancorp Announces New Hires and Re-hires to Strengthen Client Relationships and Drive Growth

Los Angeles, CA, July 6, 2022

RBB Bancorp (NASDAQ: RBB) is pleased to announce the hiring and re-hiring of several employees to strengthen client relationships and drive revenue and balance sheet growth.

Recent hires include: Edwin Oh as a Senior Vice President and SBA Manager, Rick Carpenter as a Senior Vice President and Commercial Lending Manager, and Hsiao-Ing Lin, Madeline Wang, and King Wong as a Branch Manager, a Service Manager and an Assistant Service Manager in RBB’s Arcadia branch.

Prior to joining RBB, Mr. Oh was a Credit Department Manager at Velocity SBA and an SBA Team Leader at Open Bank. Mr. Oh is a graduate of the University of Southern California where he received a Bachelor of Arts degree in Economics. He joins RBB with a team of 2 SBA-focused bankers with whom he has worked with for 7 years.

"We’re excited for Edwin and his team to join us and lead the SBA business at RBB," said David Morris, Interim President and CEO of RBB Bancorp. "He is a proven leader with deep ties to the Southern California business community.  We’re also pleased to welcome Rick Carpenter back to RBB. Having previously worked at RBB for 4 years, he is familiar with our relationship-based banking model and we expect him to make an immediate impact. In the past 6 months, we’ve hired 8 new bankers at RBB and believe we are exceptionally well-positioned to continue to build shareholder value in any economic environment.”

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of March 31, 2022, the company had total assets of $4.0 billion. Royal Business Bank, its wholly-owned subsidiary, is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.